As filed with the Securities and Exchange Commission on February 7, 2017

Registration No. 333-215410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Biostage, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	3841	45-5210462
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, Massachusetts 01746

(774) 233-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

James McGorry
President and Chief Executive Officer
Biostage, Inc.
84 October Hill Road, Suite 11, Holliston, Massachusetts 01746
(774) 233-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Josef B. Volman, Esq. Chad J. Porter, Esq. Burns & Levinson LLP 125 Summer Street Boston, MA 02110 (617) 345-3000	Joseph A. Smith, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Amendment No. 2 (this “Amendment”) to our Registration Statement on Form S-1 (File No. 333-215410) which was originally filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2017, and has been previously amended by Amendment No. 1 thereto filed with the SEC on February 3, 2017 (as amended, the “Registration Statement”), solely to include and attach the Form of Certificate of Designation of Series C Convertible Preferred Stock, the Form of Warrant, the Form of Placement Agent Warrant, the Opinion of Burns & Levinson LLP, the Engagement Agreement, the Amendment to Engagement Agreement and the Form of Securities Purchase Agreement (collectively, the “Exhibits”). With the exception of the addition of the Exhibits, no other information in the Registration Statement, including the prospectus that forms a part thereof, is being modified by this Amendment. The Exhibits are being is filed as Exhibits 3.6, 4.1, 4.2, 5.1, 10.31, 10.32 and 10.33 hereto, respectively, and are incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses payable by Biostage, Inc. (the “Registrant” or the “Company”) in connection with the issuance and distribution of the securities being registered (other than placement agent fees and expenses) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (the “SEC”) registration fee and FINRA filing fees.

Securities and Exchange Commission registration fee	$2,145
FINRA filing fees	3,275
Legal fees and expenses	350,000
Accounting fees and expenses	150,000
Transfer agent fees and expenses	5,000
Miscellaneous	39,580

Total	$550,000

Item 14.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation, or our Charter, and Second Amended and Restated Bylaws, or our Bylaws, that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Charter and Bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

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Our Charter, filed as an exhibit to our Registration Statement on Form 10-12B filed with the SEC on July 31, 2013, and our Bylaws, filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 31, 2016, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.7 to our Registration Statement on Form 10-12B, filed with the Securities and Exchange Commission on July 31, 2013, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding the shares of common stock and preferred stock and the warrants issued, and options granted, by us in the three years preceding the filing of this registration statement that were not registered under the Securities Act. The offers, sales and issuances of the securities described below were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act.

Aspire Capital, LLC Transaction

On December 15, 2015, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $15.0 million of shares of our common stock (the “Purchase Shares”) over the 30-month term set forth in the Purchase Agreement.

On December 15, 2015, we issued 150,000 shares of its common stock to Aspire Capital in consideration for entering into the Purchase Agreement (the “Commitment Shares”) and sold 500,000 shares to Aspire Capital for an aggregate purchase price of $1,000,000 (the “Initial Purchase Shares”). Under the Purchase Agreement, the Purchase Shares could be sold by us to Aspire Capital on any business day in two ways: (1) through a regular purchase of up to 150,000 shares at a known price based on the market price of our common stock prior to the time of each sale, and (2) through a VWAP purchase of a number of shares up to 30% of the volume traded on the purchase date at a price equal to the lessor of the closing sale price or 97% of the volume weighted average price for such purchase date.

On May 12, 2016, we issued 150,000 shares of common stock under this arrangement in exchange for gross proceeds of approximately $371,000. We terminated the Aspire Purchase Agreement effective as of May 17, 2016.

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May 2016 Offering

On May 15, 2016, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale by us of 2,836,880 registered shares of our common stock at a purchase price of $1.7625 per share. Concurrently with the sale of the shares of our common stock, pursuant to the Purchase Agreement we also sold unregistered warrants to purchase 1,418,440 shares of our common stock. The aggregate gross proceeds for the sale of the shares of common stock and the warrants was approximately $5.0 million.  Subject to certain ownership limitations, the warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $1.7625 per share of common stock, subject to adjustments as provided under the terms of the warrants. The warrants are exercisable for five years from the initial exercise date. The closing of the sales of these securities under the Purchase Agreement occurred on May 19, 2016.

We entered into an engagement letter (the “Engagement Letter”) H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as exclusive placement agent for the issuance and sale of our shares of common stock and the warrants. Pursuant to the Engagement Letter, we granted to Wainwright unregistered warrants to purchase up to 5% of the aggregate number of shares sold in the transactions (the “Wainwright Warrants”). The Wainwright Warrants have substantially the same terms as the warrants.

Item 16.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Holliston, Commonwealth of Massachusetts, on this 7th day of February, 2017.

BIOSTAGE, INC.

By:	/s/ James J. McGorry
James J. McGorry
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. McGorry	President and Chief Executive Officer and Director	February 7, 2017
James J. McGorry	(Principal Executive Officer)

/s/ Thomas W. McNaughton	Chief Financial Officer (Principal Financial Officer and	February 7, 2017
Thomas W. McNaughton	Principal Accounting Officer)

*	Chairman	February 7, 2017
John F. Kennedy

*	Director	February 7, 2017
John J. Canepa

*	Director	February 7, 2017
Blaine H. McKee

*	Director	February 7, 2017
Thomas Robinson

By:	/s/ James J. McGorry
James J. McGorry, Attorney-in-Fact

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EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1§ (3)	Separation and Distribution Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013.
3.1 (1)	Amended and Restated Certificate of Incorporation of Biostage, Inc.
3.2 (13)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Biostage, Inc., dated as of March 30, 2016
3.3 (13)	Second Amended and Restated By-laws of the Biostage, Inc.
3.4 (2)	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Biostage, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock.
3.5(6)	Certificate of Designation of Series B Convertible Preferred Stock of Biostage, Inc. classifying and designating the Series B Convertible Preferred Stock.
3.6*	Form of Certificate of Designation of Series C Convertible Preferred Stock of Biostage, Inc. classifying and designating the Series C Convertible Preferred Stock.
4.1*	Form of Warrant.
4.2*	Form of Placement Agent Warrant
4.3 (1)	Specimen Stock Certificate evidencing shares of common stock.
4.4 (7)	Specimen Series B Convertible Preferred Stock Certificate.
4.5 (2)	Shareholder Rights Agreement, dated as of October 31, 2013, between Biostage, Inc. and Registrar and Transfer Company, as Rights Agent.
4.6(6)	Amendment to Shareholder Rights Agreement, dated as of February 12, 2015 between Biostage, Inc. and Computershare Trust Company, N.A., as successor to Registrar and Transfer Company.
4.7 (10)	Registration Rights Agreement, dated December 15, 2015, between Biostage, Inc. and Aspire Capital Fund, LLC.
4.8 (14)	Form of Common Stock Purchase Warrant, dated as of May 2016.
5.1*	Opinion of Burns & Levinson LLP
10.1 (3)	Intellectual Property Matters Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013.
10.2 (3)	Product Distribution Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013.
10.3 (3)	Tax Sharing Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013.
10.4 (3)	Transition Services Agreement between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013.
10.5 (3)	Sublease by and between Biostage, Inc. and Harvard Bioscience, Inc. dated as of October 31, 2013.
10.6# (3)	Employment Agreement between Biostage, Inc. and David Green dated as of October 31, 2013.
10.7# (3)	Employment Agreement between Biostage, Inc. and Thomas McNaughton dated as of October 31, 2013.
10.8 (1)	Form of Indemnification Agreement for Officers and Directors.
10.8 (1)	2013 Equity Incentive Plan.
10.9 (1)	Employee Stock Purchase Plan.
10.10 (1)	Form of Incentive Stock Option Agreement.
10.11 (1)	Form of Non-Qualified Stock Option Agreement for executive officers.
10.12 (1)	Form of Non-Qualified Stock Option Agreement for directors.
10.13 (1)	Form of Deferred Stock Award Agreement.
10.14# (1)	Director Compensation Arrangements.
10.15† (4)	Sublicense Agreement dated as of December 7, 2012 between Biostage, Inc. and Harvard Bioscience, Inc., and related Trademark License Agreement, dated December 19, 2002, by and between Harvard Bioscience, Inc. and President and Fellows of Harvard College.
10.16 (1)	Patent Rights Assignment dated December 21, 2012 between Biostage, Inc. and Dr. Paolo Macchiarini.
10.17 (1)	Sponsored Research Agreement dated August 5, 2009 by and among Biostage, Inc. (as assignee of Harvard Bioscience, Inc.), Sara Mantero, Maria Adelaide Asnaghi, and Department of Bioengineering of the Politecnico Di Milano

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10.18† (5)	Exclusive License Agreement dated August 6, 2009 by and between Biostage, Inc. (as assignee of Harvard Bioscience, Inc.) and Sara Mantero and Maria Adelaide Asnaghi.
10.19 (1)	Novel Surgery Agreement dated as of May 21, 2012 between Biostage, Inc. and State Budget Institution of Public Health Department Regional Clinical Hospital #1 and Vladimir Alekseevich Porhanov.
10.20 (1)	Novel Surgery Agreement dated as of May 24, 2012 between Biostage, Inc. and OSF Healthcare System, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois, and Mark Holterman, M.D.
10.21 (1)	Amendment to Novel Surgery Agreement dated as of April 5, 2013 between Biostage, Inc. and OSF Healthcare System, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois, and Mark Holterman, M.D.
10.22 (1)	Amendment to Novel Surgery Agreement dated as of June 26, 2013 between Biostage, Inc. and State Budget Institution of Public Health Department Regional Clinical Hospital #1 and Igor S. Polyakov.
10.23(6)	Underwriting Agreement dated as of February 12, 2015, between Biostage, Inc. and National Securities Corporation as representative of the underwriters named therein.
10.24#(8)	Employment Agreement between Biostage, Inc. and James McGorry dated as of June 23, 2015.
10.25#(9)	Employment Agreement between Biostage, Inc. and Saverio LaFrancesca, M.D. dated as of April 8, 2014.
10.26(10)	Common Stock Purchase Agreement, dated December 15, 2015 between Biostage, Inc. and Aspire Capital Fund, LLC.
10.27#(11)	Amendment to Employment Agreement between Biostage, Inc. and Saverio LaFrancesca, M.D. dated as of March 24, 2016.
10.28(14)	Form of Securities Purchase Agreement, dated May 15, 2016, between Biostage, Inc. and the Purchasers listed therein.
10.29(14)	Engagement Letter, dated May 15, 2016, between Biostage, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.
10.30(15)	Amendment to Engagement Letter, dated May 18, 2016, between Biostage, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.
10.31*	Engagement Agreement, dated January 3, 2017, between Biostage, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.
10.32*	Amendment to Engagement Letter, dated February 7, 2017, between Biostage, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.
10.33*	Form of Securities Purchase Agreement.
21.1(12)	Subsidiaries of the Biostage, Inc.
23.1*	Consent of Burns & Levinson LLP (included in Exhibit 5.1)
23.2**	Consent of KPMG LLP
24.1**	Power of Attorney (included in signature page)
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form 10-12B (filed July 31, 2013) and incorporated by reference thereto.

(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form 8-A (filed October 31, 2013) and incorporated by reference thereto.

(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on November 6, 2013) and incorporated by reference thereto.

(4)	Previously filed as an exhibit to the Company’s Amendment No. 2 to Form S-1 Registration Statement (filed on February 15, 2013) and incorporated by reference thereto.

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(5)	Previously filed as Exhibit 10.19 to the Registrant's Amendment No. 2 to Form S-1 Registration Statement (filed on February 15, 2013) and incorporated by reference thereto.

(6)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on February 12, 2015) and incorporated by reference thereto.

(7)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (filed on March 27, 2015) and incorporated by reference thereto.

(8)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on July 6, 2015) and incorporated by reference thereto.

(9)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q (filed on August 14, 2015) and incorporated by reference thereto.

(10)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on December 15, 2015) and incorporated by reference thereto.

(11)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on March 24, 2016) and incorporated by reference thereto.

(12)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K (filed on March 30, 2016) and incorporated by reference thereto.

(13)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on March 31, 2016) and incorporated by reference thereto.

(14)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on May 16, 2016) and incorporated by reference thereto.

(15)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K (filed on May 20, 2016) and incorporated by reference thereto.

*	Filed herewith.

**	Previously filed.

#	Management contract or compensatory plan or arrangement.

§	The schedules and exhibits to the Separation and Distribution Agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the SEC supplementally upon request. The Company will furnish to stockholders a copy of any exhibit without charge upon written request.

†	Confidential portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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